Exhibit 99

Eaton First Quarter Operating Earnings Per Share of $1.01, Up 20 Percent Over First Quarter of 2013
Core Sales Growth in First Quarter of 4½ Percent
2014 Earnings Guidance Affirmed
$40 Million Restructuring Program Undertaken in Industrial Sector

DUBLIN, Ireland … Power management company Eaton Corporation plc (NYSE:ETN) today announced that operating earnings per share, which exclude charges of $0.09 per share to integrate recent acquisitions, were $1.01 for the first quarter of 2014, up 20 percent over the first quarter of 2013. Sales in the first quarter of 2014 were $5.5 billion, 3½ percent above the same period in 2013. Operating earnings for the first quarter of 2014, excluding pre-tax charges of $66 million to integrate recent acquisitions, were $483 million, an increase of 21 percent over 2013.
Alexander M. Cutler, Eaton chairman and chief executive officer, said, “Our first quarter results are a solid start to the year, coming in slightly above the midpoint of our range in spite of the negative impact from the severe winter weather we encountered in North America. We estimate the severe weather reduced earnings in the quarter by $0.03 per share.
“Our 3½ percent sales growth in the first quarter consisted of a healthy increase of 4½ percent in core sales, partially offset by a 1 percent decline from currency translation,” said Cutler.
“We entered 2014 expecting it would be a year of modest global economic growth, leading to 3 percent growth in our markets,” said Cutler. “We continue to believe our markets will grow 3 percent in 2014.
“We anticipate operating earnings per share for the second quarter of 2014, which exclude an estimated $35 million of charges to integrate our recent acquisitions, to be between $1.05 and $1.15,” said Cutler. “This guidance excludes the impact on our earnings from the sale of our two aerospace businesses, which we expect to close in the middle of the second quarter.
“Our Cooper integration remains on track to generate an increase of $95 million in operating earnings in 2014 over 2013 and an additional $150 million of operating earnings in 2015,” said Cutler. “In order to generate enhanced efficiencies in the Industrial Sector (the Hydraulics, Aerospace, and Vehicle business segments), we expect to incur restructuring costs of $40 million, or $0.08 per share, during the second quarter of 2014. We anticipate the savings generated in 2015 by the restructuring will be $35 million, or $0.07 per share.
“We are maintaining our guidance for full year 2014 operating earnings per share of between $4.50 and $4.90,” said Cutler. “This guidance includes the impact of the restructuring charges in the Industrial Sector.”
Business Segment Results
Sales for the Electrical Products segment were $1.7 billion, up 4 percent over 2013. Operating profits were $250 million. Excluding acquisition integration charges of $29 million during the quarter, operating profits were $279 million, up 14 percent over the first quarter of 2013.
“Our bookings in the first quarter in the Electrical Products segment were up 6 percent over the first quarter a year ago,” said Cutler.
Sales for the Electrical Systems and Services segment were $1.5 billion, the same as in the first quarter of 2013. Core sales were up 2 percent, which was offset by a decline of 2 percent from currency translation. The segment reported operating profits of $169 million. Excluding acquisition integration charges of $26 million during the quarter, operating profits were $195 million, down 9 percent from the first quarter of 2013. Bookings in the first quarter were down 6 percent from the first quarter of 2013.
“Profits in our Electrical Systems and Service business were reduced by $13 million during the quarter by the severe winter weather, which necessitated premium freight and overtime,” said Cutler. “Bookings were also negatively impacted, as placement of major projects was delayed.
“In both of our Electrical segments, our end markets were strongest in North America, and we saw continued improvement in European markets,” said Cutler. “We believe sales and bookings will improve in the second and third quarters, in line with the normal seasonal pattern of demand.”

Hydraulics segment sales were $782 million, an increase of 3 percent over the first quarter of 2013. Operating profits in the first quarter were $108 million. Excluding acquisition integration charges of $4 million, operating profits were $112 million, an increase of 24 percent.
“The hydraulics markets in the first quarter of 2014 grew modestly over the first quarter of 2013,” said Cutler. “Our bookings in the quarter increased 9 percent over the first quarter of 2013.”
Aerospace segment sales were $464 million, up 7 percent over the first quarter of 2013. Operating profits in the first quarter were $62 million, even with the first quarter of 2013.
“Aerospace markets in the first quarter posted another quarter of modest growth, with strongest growth in the commercial OEM market,” said Cutler. “Bookings in the quarter rose 2 percent, driven by a 15 percent increase in aftermarket bookings.”
The Vehicle segment posted sales of $996 million, up 6 percent compared to the first quarter of 2013. The segment reported operating profits in the first quarter of $151 million, up 14 percent over the first quarter of 2013.
“North American markets were particularly strong in the quarter,” said Cutler. “We now expect the NAFTA Class 8 truck market to be 280,000 in 2014, up from our prior estimate of 265,000.”
Eaton is a power management company with 2013 sales of $22.0 billion. Eaton provides energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton has approximately 101,000 employees and sells products to customers in more than 175 countries. For more information, visit www.eaton.com.
Notice of conference call: Eaton’s conference call to discuss its first quarter results is available to all interested parties as a live audio webcast today at 10 a.m. United States Eastern time via a link on the center of Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on first quarter results, which will be covered during the call.
This news release contains forward-looking statements concerning second quarter 2014 operating earnings per share, full year 2014 operating earnings per share, 2014 sales in our Electrical segments, Cooper integration savings, proposed restructuring actions, bookings and the performance of our worldwide markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the performance of recent acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.
Financial Results
The company’s comparative financial results for the three months ended March 31, 2014 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended March 31

(In millions except for per share data)	2014	2013
Net sales	$5,492	$5,310

Cost of products sold	3,858	3,735
Selling and administrative expense	962	958
Research and development expense	162	152
Interest expense - net	62	75
Other income - net	(5)	(10)
Income before income taxes	453	400
Income tax expense	12	20
Net income	441	380
Less net income for noncontrolling interests	(2)	(2)
Net income attributable to Eaton ordinary shareholders	$439	$378

Net income per ordinary share
Diluted	$0.92	$0.79
Basic	0.92	0.80

Weighted-average number of ordinary shares outstanding
Diluted	478.8	475.1
Basic	475.8	471.9

Cash dividends declared per ordinary share	$0.49	$0.42

Reconciliation of net income attributable to Eaton ordinary shareholders to operating earnings
Net income attributable to Eaton ordinary shareholders	$439	$378
Excluding acquisition integration charges and transaction costs (after-tax)	44	22
Operating earnings	$483	$400

Net income per ordinary share - diluted	$0.92	$0.79
Excluding per share impact of acquisition integration charges and transaction costs (after-tax)	0.09	0.05
Operating earnings per ordinary share	$1.01	$0.84
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended March 31

(In millions)	2014	2013
Net sales
Electrical Products	$1,726	$1,660
Electrical Systems and Services	1,524	1,521
Hydraulics	782	756
Aerospace	464	434
Vehicle	996	939
Total net sales	$5,492	$5,310

Segment operating profit
Electrical Products	$250	$241
Electrical Systems and Services	169	210
Hydraulics	108	78
Aerospace	62	62
Vehicle	151	132
Total segment operating profit	740	723

Corporate
Amortization of intangible assets	(110)	(107)
Interest expense - net	(62)	(75)
Pension and other postretirement benefits expense	(51)	(38)
Inventory step-up adjustment	—	(33)
Other corporate expense - net	(64)	(70)
Income before income taxes	453	400
Income tax expense	12	20
Net income	441	380
Less net income for noncontrolling interests	(2)	(2)
Net income attributable to Eaton ordinary shareholders	$439	$378
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2014	December 31, 2013
(In millions)
Assets
Current assets
Cash	$784	$915
Short-term investments	360	794
Accounts receivable - net	3,889	3,648
Inventory	2,532	2,382
Deferred income taxes	554	577
Prepaid expenses and other current assets	564	415
Total current assets	8,683	8,731

Property, plant and equipment - net	3,806	3,833

Other noncurrent assets
Goodwill	14,450	14,495
Other intangible assets	7,078	7,186
Deferred income taxes	257	240
Other assets	988	1,006
Total assets	$35,262	$35,491

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$8	$13
Current portion of long-term debt	316	567
Accounts payable	2,076	1,960
Accrued compensation	334	461
Other current liabilities	2,071	1,913
Total current liabilities	4,805	4,914

Noncurrent liabilities
Long-term debt	8,991	8,969
Pension liabilities	1,228	1,465
Other postretirement benefits liabilities	666	668
Deferred income taxes	1,296	1,313
Other noncurrent liabilities	1,165	1,299
Total noncurrent liabilities	13,346	13,714

Shareholders’ equity
Eaton shareholders’ equity	17,037	16,791
Noncontrolling interests	74	72
Total equity	17,111	16,863
Total liabilities and equity	$35,262	$35,491
See accompanying notes.

EATON CORPORATION plc
NOTES TO THE FIRST QUARTER 2014 EARNINGS RELEASE
Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).
This earnings release includes certain non-GAAP financial measures. These financial measures include operating earnings, operating earnings per ordinary share, and operating profit before acquisition integration charges and transaction costs for each business segment as well as corporate expense, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Note 1. ACQUISITIONS OF BUSINESSES
Eaton's most recently acquired businesses, and the related annual sales prior to acquisition, are summarized below:

Acquired businesses	Date of transaction	Business segment	Annual sales

Cooper Industries plc (Cooper)	November 30, 2012	Electrical Products; Electrical Systems and Services	$5,409 for 2011
A diversified global manufacturer of electrical products and systems, with brands including Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products.

Rolec Comercial e Industrial S.A.	September 28, 2012	Electrical Systems and Services	$85 for the 12 months ended September 30, 2012
A Chilean manufacturer of integrated power assemblies and low- and medium-voltage switchgear, and a provider of engineering services serving mining and other heavy industrial applications in Chile and Peru.

Jeil Hydraulics Co., Ltd.	July 6, 2012	Hydraulics	$189 for 2011
A Korean manufacturer of track drive motors, swing drive motors, main control valves and remote control valves for the construction equipment market.

Polimer Kaucuk Sanayi ve Pazarlama A.S.	June 1, 2012	Hydraulics	$335 for 2011
A Turkish manufacturer of hydraulic and industrial hose for construction, mining, agriculture, oil and gas, manufacturing, food and beverage, and chemicals markets. This business sells its products under the SEL brand name.

Gycom Electrical Low-Voltage Power Distribution, Control and Automation	June 1, 2012	Electrical Systems and Services	$24 for 2011
A Swedish electrical low-voltage power distribution, control and automation components business.
See Note 2 for information about acquisition integration charges and transaction costs related to these acquisitions.

Note 2. ACQUISITION INTEGRATION CHARGES AND TRANSACTION COSTS
Eaton incurs integration charges and transaction costs related to acquired businesses. A summary of these charges follows:

	Acquisition integration charges and transaction costs		Operating profit as reported		Operating profit excluding acquisition integration charges
	Three months ended March 31
	2014	2013	2014	2013	2014	2013
Acquisition integration charges
Electrical Products	$29	$3	$250	$241	$279	$244
Electrical Systems and Services	26	5	169	210	195	215
Hydraulics	4	12	108	78	112	90
Aerospace	—	—	62	62	62	62
Vehicle	—	—	151	132	151	132
Total business segments	59	20	$740	$723	$799	$743
Corporate	7	6
Total acquisition integration charges	66	26

Transaction costs
Corporate	—	5
Total transaction costs	—	5

Total acquisition integration charges and transaction costs before income taxes	$66	$31
Total after income taxes	$44	$22
Per ordinary share - diluted	$0.09	$0.05

Business segment integration charges in the first quarter of 2014 were related primarily to the integration of Cooper. Business segment integration charges in the first quarter of 2013 were related primarily to the integrations of Cooper, Polimer Kaucuk Sanayi ve Pazarlama, Jeil Hydraulics, and Rolec Comercial e Industrial S.A. These charges were included in Cost of products sold or Selling and administrative expense, as appropriate. In Business Segment Information the charges reduced Operating profit of the related business segment.
Corporate integration charges in 2014 and 2013 were related primarily to the acquisition of Cooper. These charges were included in Selling and administrative expense. In Business Segment Information the charges were included in Other corporate expense - net.
Acquisition-related transaction costs, such as investment banking, legal, other professional fees, and costs associated with change in control agreements, are not included as a component of consideration transferred in an acquisition but are expensed as incurred. Acquisition-related transaction costs in 2013 were related to the acquisition of Cooper. These charges were included in Selling and administrative expense, Interest expense - net and Other income - net. In Business Segment Information the charges were included in Interest expense - net and Other corporate expense - net.
See Note 1 for additional information about business acquisitions.

Note 3. RETIREMENT BENEFITS PLANS
The components of retirement benefits expense follow:

	Pension benefit expense		Other postretirement benefits expense
	Three months ended March 31
	2014	2013	2014	2013
Service cost	$45	$47	$4	$5
Interest cost	62	57	9	9
Expected return on plan assets	(86)	(78)	(1)	(2)
Amortization	30	40	2	3
	51	66	14	15
Settlement loss	34	6	—	—
Total expense	$85	$72	$14	$15

Note 4. INCOME TAXES
The effective income tax rate for the first quarter of 2014 was 3% compared to 5% for the first quarter of 2013. The lower effective tax rate in the first quarter of 2014 was primarily attributable to a more favorable geographic mix of income.

CONTACT:
Eaton Corporation plc
Scott Schroeder, +1 (440) 523-5150 (Media Relations)
scottrschroeder@eaton.com
or
Donald Bullock, +1 (440) 523-5127 (Investor Relations)